Exhibit 3.2

BYLAWS OF PIONEER BANKSHARES, INC.

ARTICLE I

STOCKHOLDERS MEETINGS

The annual meeting of the stockholders of the corporation shall be held annually on a date to be fixed by the Board of Directors (beginning in 1985). If that day is a legal holiday, the annual meeting shall be held on the next succeeding day not a legal holiday. Notice of the annual meeting shall be mailed, postage prepaid, at least ten days prior to the date thereof, addressed to each shareholder at his address appearing on the books of the corporation.

All meetings of the stockholders shall be held at the time and place stated in the notice of the meeting. Meetings of the stockholders shall be held whenever called by the President, by a majority of the Directors, or by stockholders holding at least one tenth (1/10) of the number of shares of capital stock entitled to vote then outstanding. Notice of such meetings shall be mailed, postage prepaid, at least ten days prior to the date thereof, addressed to each shareholder at his address appearing on the books of the corporation.

The holders of a majority of the outstanding shares of capital stock entitled to vote shall constitute a quorum at any meeting of the stockholders. Less than a quorum may adjourn the meeting to a fixed time and place, no further notice of any adjourned meeting being required. Each stockholder shall be entitled to one vote in person or by proxy for each share entitled to vote then outstanding in his name of the books of the corporation.

The transfer books for shares of capital stock of the corporation may be closed by order of the Board of Directors for not exceeding fifty (50) days for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or in order to make a determination of stockholders for any other purpose. In lieu of closing the stock transfer books, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders, such date to be not more than fifty (50) days preceding the date on which the particular action requiring such determination of the stockholders is to be taken.

The President of the corporation shall preside over all meetings of the stockholders. If he/she is not present, or if there is none in office, or he/she requests so, then the chair of the Board shall preside. If neither the Chairman of the Board nor the President is present, a Vice President shall preside, or, if none be present, a Chairman shall be elected by the meeting. The Secretary of the corporation shall act as Secretary of all the meeting, if he be present. If he is not present, the Chairman shall appoint a Secretary of the meeting. The Chairman of the meeting may appoint one or more inspectors of the election to determine the qualification of votes, the validity of proxies, and the results of ballots.

ARTICLE II

BOARD OF DIRECTORS

Directors must be stockholders. A majority of the Directors shall constitute a quorum. Less than a quorum may adjourn the meeting to a fixed time and place, no further notice of any adjourned meeting being required.

Nominations for election to the Board of Directors shall be as follow:

(a) Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of the shareholders pursuant to the Corporation’s notice of meeting, (1) by or at the direction of the Board of Directors or (2) by any shareholder of the Corporation who was a shareholder of record at the time of delivery of the notice provided for in these Bylaws, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section of Article II.

(b) For any nomination of a Director to be properly brought before an annual meeting by a shareholder pursuant to clause (2) of paragraph (a) of this Section, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal office of the Corporation not fewer than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such shareholder and such beneficial owner.

(c) Notwithstanding anything in the second sentence of paragraph (b) of this Section of Article II the contrary, in the event that the number of Directors to be elected by the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least seventy days prior to the first anniversary of the preceding year’s annual meeting, a shareholders’ notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal office of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as Directors. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination is not in compliance with these Bylaws, to declare that such defective proposed business or nomination shall be disregarded.

(e) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release issued by the Corporation or in a mailing to the Corporation’s shareholders.

(f) Notwithstanding the foregoing provisions of this Section of Article II, a shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section. Nothing in this Section shall affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

The election of any class of Directors taking place at any annual meeting of stockholders shall be by a plurality of the ballot cast by the stockholders voting in person or by proxy.

Any vacancy arising among the Directors, including a vacancy resulting from an increase by not more than two in the number of Directors, may be filled by the remaining Directors unless sooner filled by the stockholders in meeting.

Meetings of the Board of Directors, including a vacancy resulting from an increase by not more than two in the number of Directors, may be filled by the remaining Directors unless sooner filled by the stockholders in meeting.

Meetings of the Board of Directors shall be held at times fixed by resolution of the Board or upon the call of the President or of a majority of the members of the Board. Notice of any meeting not held at a time fixed by a resolution of the Board, shall be given at least two days before the meeting at his residence or business address or by delivering such notice to him or by telephoning or telegraphing it to him at least one day before the meeting. Any such notice shall contain the time and place of the meeting. Meetings may be held without notice if all of the Directors are present or those not present waive notice before or after the meeting.

ARTICLE III

COMMITTEES

The Board of Directors may designate by resolution adopted by a majority of all of the Directors two or more of the Directors to constitute an Executive Committee. The Executive Committee, when the Board of Directors is not in session, may, to the extent permitted by law, exercise all of the powers of the Directors and authorize the seal of the corporation to be affixed as required. The Executive Committee may make rules for the holding and conducting of its meetings, the notice thereof required and the keeping of its records.

Other committees, consisting of two or more Directors, may be designated by a resolution adopted by a majority of the Directors present at a meeting at which a quorum is present and shall have the powers and authority of the Board of Directors to the extent specified in the resolution of appointment and not prohibited by law.

ARTICLE IV

OFFICERS

The Board of Directors, promptly after such annual meeting and election of that year’s class of Directors, shall elect a President (who shall be one of the Directors) and a Secretary, and may elect a Chairman of the Board, one or more Vice Presidents, a Treasurer, and may appoint such other officers as it may deem proper. Any officer may hold more than one office except that the same person shall not be President and Secretary. The term of office shall be until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until their respective successors are elected, but any officer may be removed at any time by the vote of the Board of Directors. Vacancies among the officers shall be filled by the Directors. The officers of the corporation shall have such duties as generally pertain to the respective offices, as well as such powers and duties as from time to time may be delegated to them by the Board of Directors.

ARTICLE V

CERTIFICATE OF STOCK

Each stockholder shall be entitled to a certificate or certificates of stock in such form as may be approved by the Board of Directors, signed by the President or a Vice President, by the Secretary or an Assistant Secretary, or the Treasurer or any Assistant Treasurer.

All transfers of stock of the corporation shall be made upon its books by surrender of the certificate for the shares transferred, accompanied by an assignment in writing by the holder, and may be accomplished either by the holder in person or by a duly authorized attorney in fact.

In case of the loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms not in conflict with law, as the Board of Directors may prescribe.

The Board of Directors may also appoint one or more Transfer Agents and Registrars and may require stock certificates to be countersigned by a Transfer Agent or registered by a Registrar or may require stock certificates to be both countersigned by a Transfer Agent and registered by a Registrar. If certificates of capital stock of the corporation are signed by a Transfer Agent or by a Registrar (other than the corporation itself or one of its employees), the signature thereon of the officers of the corporation and the seal of the corporation thereon may be facsimiles, engraved or printed. In case any officer of officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the corporations.

ARTICLE VI

SEAL

The seal of the corporation shall be a flat-faced circular die, of which there may be any number of counterparts, with the word “SEAL” and the name of the corporation engraved thereon.

ARTICLE VII

VOTING OF STOCK HELD

Unless otherwise provided by a vote of the Board of Directors, the President or any Vice President may appoint attorneys to vote any stock in any other corporation owned by this corporation or may attend any meeting of the holders of stock of such corporation and vote such shares in person.